Exhibit 99.1
Press Release

Clean Harbors Appoints Former Massachusetts Lieutenant
Governor Karyn Polito to Board of Directors
•Addition Bolsters Board’s Government, Regulatory and Public Affairs Expertise
•Board Member Edward Galante to be Named Lead Independent Director
•Dr. Eugene Banucci and Thomas Shields Plan to Retire and Therefore Not Stand for Re-election at 2023 Annual Meeting of Shareholders in May
Norwell, Mass. – March 16, 2023 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced the appointment of Karyn Polito to its Board of Directors, effective today. Ms. Polito served as Lieutenant Governor of Massachusetts from 2015 to 2023, alongside Governor Charlie Baker. She is now the Principal of Polito Development Corporation.
“Karyn is a terrific addition to our Board,” said Alan S. McKim, Chairman, President and Chief Executive Officer. “She brings a wealth of experience across the public and private sectors, a proven record on environmental issues, and will provide valuable insights across multiple disciplines as a result. We look forward to her impact in key areas including government, regulatory and public affairs.”
“I’m grateful to join this dedicated group of professionals and motivated to help this organization continue to be the leading provider of environmental and industrial services,” said Polito.
The appointment expands the Clean Harbors Board to 13 members, 12 of whom are independent. Ms. Polito was appointed as a Class II director whose term will expire at Clean Harbors’ 2024 Annual Meeting of Shareholders. She will serve on both the Audit and Governance Committees.
About Ms. Polito
Ms. Polito is the Principal of Polito Development Corporation, a commercial and industrial real estate development firm. Prior to her election as Lieutenant Governor of Massachusetts, Ms. Polito was a member of the Massachusetts House of Representatives and a Partner at Milton, Laurence & Dixon, LLP. Ms. Polito holds a Bachelor of Science from Boston College and a Juris Doctor from New England Law.

Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

New Lead Independent Director Named
Clean Harbors also announced today that at its 2023 Annual Meeting of Shareholders on May 24, Edward G. Galante will become the Company’s Lead Independent Director. Mr. Galante will be succeeding Dr. Eugene Banucci who will retire and not be standing for re-election at this year’s meeting. In addition to Dr. Banucci, Thomas J. Shields, a valued board member since 1999, will also retire and will not be standing for re-election in May.
“We are excited to appoint Ed as our lead independent director,” McKim said. “Since he joined our Board in 2010, he has provided effective counsel and guidance based on his 30-year career at Exxon Mobil Corporation. On behalf of the Company, I want to thank Gene and Tom publicly for their tremendous contributions. Gene led our Board through an incredibly prosperous period, including the past six years of his tenure that were marked by substantial profitable growth. Tom’s service through Clean Harbors’ transformation in the late 1990s from an emerging company to North America’s recognized leader of environmental and industrial services has been invaluable to the organization.”
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com